Exhibit 5.1

February 24, 2021

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, TX 77024

Ladies and Gentlemen:

We have acted as counsel for Group 1 Automotive, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of (i) an aggregate of up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares may be issued from time to time in accordance with the terms of the Company’s 2014 Long Term Incentive Plan (as amended from time to time, the “LTIP”), and (ii) $10,000,000 of deferred compensation obligations of the Company to pay participants in the Group 1 Automotive, Inc. Deferred Compensation Plan (the “Plan”) certain salary, bonus, and other compensation, the receipt of which the Plan participants have elected to defer under the Plan (the “Deferred Compensation Obligations”), in each case pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2021.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the LTIP and the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the LTIP and that the Deferred Compensation Obligations will be settled in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the LTIP and the instruments executed pursuant to the LTIP, as applicable, that govern the awards to which any Share relates, the Shares will be validly issued, fully paid and non-assessable, and (ii) the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except that the enforceability of the Deferred Compensation Obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London New York Richmond Riyadh San Francisco Tokyo Washington	First City Tower, 1001 Fannin, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.